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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number:  0-26470
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                 American Retirement Villas Properties III, L.P.
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             (Exact name of registrant as specified in its charter)

                          245 Fischer Avenue, Suite D-1
                          Costa Mesa, California 92626
                                 (714) 751-7400
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of limited partnership interest
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                  (Title of each class of securities covered by
                                   this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)      [X]           Rule 12h-3(b)(1)(ii)     [ ]
   Rule 12g-4(a)(1)(ii)     [ ]           Rule 12h-3(b)(2)(i)      [ ]
   Rule 12g-4(a)(2)(i)      [ ]           Rule 12h-3(b)(2)(ii)     [ ]
   Rule 12g-4(a)(2)(ii)     [ ]           Rule 15d-6               [ ]
   Rule 12h-3(b)(1)(i)      [X]

Approximate number of holders of record as of the certification or notice date:
2
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            Pursuant to the requirements of the Securities Exchange Act of 1934,
American Retirement Villas Properties III, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.





DATE:  July 9, 2004              By: /s/    Mark Jessee
                                     ------------------------------------
                                     Name:  Mark Jessee
                                     Title: Chief Financial Officer